Exhibit 99.77(q)(1)(e)(6)

AMENDMENT TO SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

DELAWARE INVESTMENTS FUND ADVISERS

This Amendment, effective as of July 1, 2015, amends the Sub-Advisory Agreement (the “Agreement”) dated November 18, 2014, between Voya Investments, LLC, a limited liability company duly organized in the State of Arizona (the “Manager”), and Delaware Investments Fund Advisers, a management business trust organized and existing under the laws of the State of Delaware (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of July 1, 2015.

NOW, THEREFORE, the parties agree as follows:

1.	The Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto.

2.	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

Voya INVESTMENTS, LLC

and

DELAWARE Investments Fund Advisers

Series	Annual Sub-Advisory Fee (as a percentage of average daily Managed Assets allocated to the Sub-Adviser)

Voya Multi-Manager Emerging Markets Equity Fund	[REDACTED]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Voya INVESTMENTS, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

Delaware Investments Fund Advisers,
a series of Delaware Management Business Trust

By:	/s/ Philip N. Russo

Name:	Philip N. Russo

Title:	Executive Vice President